Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES THIRD QUARTER 2014 EARNINGS RESULTS

FORT WORTH, Texas, (November 7, 2014) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported third quarter 2014 net income of $3.5 million, or $0.18 per diluted share, compared to net income of $6.3 million, or $0.32 per diluted share, reported for third quarter 2013. Year to date, Hallmark reported net income of $9.7 million, or $0.50 per diluted share, compared to net income of $4.8 million, or $0.25 per diluted share for the same period the prior year. Total revenues were $81.4 million for the third quarter of 2014 as compared to $108.6 million for the third quarter of 2013. Year to date total revenues for 2014 were $249.4 million as compared to $301.1 million reported for the same period the prior year.

“I am pleased to report overall continued improving profitable underwriting results as evidenced by our third quarter combined ratio of 96.2% as compared to 97.4% for the second quarter this year and 98.8% for the third quarter the prior year,” said Naveen Anand, President and Chief Executive Officer. “These results are reflective of solid performance across each of our reporting segments driven by continued favorable rate trends and underwriting actions taken across most lines of business.”

Mr. Anand continued, “I am excited for the future prospects of the Company as Hallmark is well positioned with a solid platform to continue to grow into a best-in-class specialty insurance group.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share was $12.96 at the end of the quarter, an increase of 9% since a year ago. Total cash and investments have increased 4% during the first nine months of 2014 to $642.8 million, or $33.61 per share, due in part to cash flow from operations of $21.7 million. Hallmark’s cash balances totaled $176.9 million as of September 30, 2014.”

Third Quarter
	2014	2013	% Change
	($ in thousands, unaudited)
Gross premiums written	122,723	123,664	-1%
Net premiums written	84,025	102,889	-18%
Net premiums earned	77,147	97,452	-21%
Investment income, net of expenses	2,912	2,965	-2%
Net realized gains (losses)	(23)	6,950	NM
Total revenues	81,417	108,613	-25%
Net income	3,463	6,274	-45%
Net income per share - basic	$0.18	$0.33	-45%
Net income per share - diluted	$0.18	$0.32	-44%
Book value per share	$12.96	$11.94	9%
Cash flow from operations	2,129	29,487	-93%

Year-to-Date
	2014	2013	% Change
	($ in thousands, unaudited)
Gross premiums written	363,245	351,278	3%
Net premiums written	240,649	296,330	-19%
Net premiums earned	237,770	276,784	-14%
Investment income, net of expenses	9,139	9,871	-7%
Net realized gains (losses)	(122)	9,723	NM
Total revenues	249,362	301,053	-17%
Net income	9,662	4,817	101%
Net income per share - basic	$0.50	$0.25	100%
Net income per share - diluted	$0.50	$0.25	100%
Book value per share	$12.96	$11.94	9%
Cash flow from operations	21,710	53,520	-59%

Third Quarter 2014 Commentary

During the three and nine months ended September 30, 2014, Hallmark’s total revenues were $81.4 million and $249.4 million, representing a decrease of 25% and 17%, respectively, from the $108.6 million and $301.1 million in total revenues for the same periods of 2013. This decrease in revenue was primarily attributable to lower net earned premiums in the Personal Segment due to a quota share reinsurance contract entered into during the fourth quarter of 2013 on non-standard automobile risks produced in certain states. Further contributing to the decrease in revenue were significant net realized gains recognized in the Company’s investment portfolio for the three and nine months ended September 30, 2013, lower net investment income for the three and nine months ended September 30, 2014, and adverse profit share commission revenue adjustments in the Standard Commercial Segment for the nine months ended September 30, 2014.

The decrease in revenue for the three and nine months ended September 30, 2014 was offset by decreased loss and loss adjustment expenses (“LAE”) of $17.6 million and $49.2 million, respectively, as compared to the same periods in 2013. During the three months ended September 30, 2014 and 2013, the Company recorded unfavorable prior year net loss reserve development of $1.5 million and $0.5 million, respectively. During the nine months ended September 30, 2014, the Company recorded $5.4 million of favorable prior year loss reserve development compared to $8.0 million of unfavorable prior year loss reserve development during the nine months ended September 30, 2013. The decrease in loss and LAE occurred despite a $5.4 million increase in net catastrophe losses to $13.9 million during the nine months ended September 30, 2014 from $8.5 million reported for the same period of 2013. Other operating expenses also decreased due mostly to decreased production related expenses in the Specialty Commercial Segment and Personal Segment, partially offset by $0.7 million of one-time CEO transition costs and $0.2 million of costs related to a previously announced public debt offering.

Hallmark reported net income of $3.5 million and $9.7 million for the three and nine months ended September 30, 2014 as compared to net income of $6.3 million and $4.8 million for the three and nine months ended September 30, 2013. On a diluted basis per share, the Company reported net income of $0.18 per share for the three months ended September 30, 2014, as compared to net income of $0.32 per share for the same period in 2013. On a diluted basis per share, net income per share was $0.50 for the nine months ended September 30, 2014 as compared to net income per share of $0.25 for the same period during 2013.

Hallmark's consolidated net loss ratio was 65.5% for both the three and nine months ended September 30, 2014, as compared to 69.9% and 74.0% for the same periods in 2013. Hallmark's net expense ratio was 30.7% and 30.4% for the three and nine months ended September 30, 2014 as compared to 28.9% and 29.2% for the same periods in 2013. Hallmark’s net combined ratio was 96.2% and 95.9% for the three and nine months ended September 30, 2014 as compared to 98.8% and 103.2% for the same periods in 2013.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share amounts)	Sept. 30	Dec. 31
	2014	2013
	(unaudited)
ASSETS
Investments:
Debt securities, available-for-sale, at fair value (cost: $411,000 in 2014 and $408,627 in 2013)	$411,262	$410,095
Equity securities, available-for-sale, at fair value (cost: $24,967 in 2014 and $24,902 in 2013)	54,678	51,230
Total investments	465,940	461,325
Cash and cash equivalents	160,027	141,666
Restricted cash	16,882	12,190
Ceded unearned premiums	61,989	44,988
Premiums receivable	82,472	71,157
Accounts receivable	2,754	2,382
Receivable for securities	2,825	1,320
Reinsurance recoverable	105,437	76,818
Deferred policy acquisition costs	20,665	22,586
Goodwill	44,695	44,695
Intangible assets, net	18,044	19,953
Federal income tax recoverable	688	-
Prepaid expenses	2,031	1,531
Other assets	7,730	8,412
Total Assets	$992,179	$909,023
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$-	$1,473
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	414,752	382,640
Unearned premiums	205,184	185,303
Reinsurance balances payable	32,647	20,598
Pension liability	776	1,433
Payable for securities	10,086	206
Deferred federal income taxes, net	3,548	2,825
Federal income tax payable	-	719
Accounts payable and other accrued expenses	20,604	19,006
Total Liabilities	744,299	670,905
Commitments and contingencies

Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2014 and 2013	3,757	3,757
Additional paid-in capital	122,913	122,827
Retained earnings	115,871	106,209
Accumulated other comprehensive income	18,276	16,883
Treasury stock (1,748,840 shares in 2014 and 1,609,374 shares in 2013), at cost	(12,937)	(11,558)
Total Stockholders’ Equity	247,880	238,118
	$992,179	$909,023

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Statements of Operations	Three Months Ended		Nine Months Ended
($ in thousands, except share amounts; unaudited)	September 30		September 30
	2014	2013	2014	2013
Gross premiums written	$122,723	$123,664	$363,245	$351,278
Ceded premiums written	(38,698)	(20,775)	(122,596)	(54,948)
Net premiums written	84,025	102,889	240,649	296,330
Change in unearned premiums	(6,878)	(5,437)	(2,879)	(19,546)
Net premiums earned	77,147	97,452	237,770	276,784

Investment income, net of expenses	2,912	2,965	9,139	9,871
Net realized (losses) gains	(23)	6,950	(122)	9,723
Finance charges	1,300	1,484	4,067	4,396
Commission and fees	71	(251)	(1,528)	169
Other income	10	13	36	110
Total revenues	81,417	108,613	249,362	301,053

Losses and loss adjustment expenses	50,509	68,158	155,781	204,955
Other operating expenses	24,409	29,139	75,055	83,911
Interest expense	1,140	1,150	3,435	3,449
Amortization of intangible assets	631	694	1,909	2,420
Total expenses	76,689	99,141	236,180	294,735

Income before tax	4,728	9,472	13,182	6,318
Income tax expense	1,265	3,198	3,520	1,501
Net income	$3,463	$6,274	$9,662	$4,817

Net income (loss) per share:
Basic	$0.18	$0.33	$0.50	$0.25
Diluted	$0.18	$0.32	$0.50	$0.25

Consolidated Segment Data
Three Months Ended Sept. 30	(unaudited)
	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Gross premiums written	$20,850	$21,444	$87,886	$83,453	$13,987	$18,767	$-	$-	$122,723	$123,664
Ceded premiums written	(1,639)	(1,837)	(25,534)	(17,932)	(11,525)	(1,006)	-	-	(38,698)	(20,775)
Net premiums written	19,211	19,607	62,352	65,521	2,462	17,761	-	-	84,025	102,889
Change in unearned premiums	614	332	(7,736)	(7,512)	244	1,743	-	-	(6,878)	(5,437)
Net premiums earned	19,825	19,939	54,616	58,009	2,706	19,504	-	-	77,147	97,452

Total revenues	20,985	21,163	57,983	60,787	4,225	21,256	(1,776)	5,407	81,417	108,613

Losses and loss adjustment expenses	12,545	13,537	36,844	37,914	1,120	16,707	-	-	50,509	68,158

Pre-tax income (loss)	2,244	1,163	7,653	7,564	662	(1,613)	(5,831)	2,358	4,728	9,472

Net loss ratio (1)	63.3%	67.9%	67.5%	65.4%	41.4%	85.7%			65.5%	69.9%
Net expense ratio (1)	32.1%	32.5%	25.7%	26.8%	57.9%	25.4%			30.7%	28.9%
Net combined ratio (1)	95.4%	100.4%	93.2%	92.2%	99.3%	111.1%			96.2%	98.8%

Favorable (Unfavorable) Prior Year Development	(288)	1,408	(2,369)	(1,405)	1,205	(534)	-	-	(1,452)	(531)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Segment Data

Nine Months Ended Sept. 30	(unaudited)
	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Gross premiums written	$64,477	$66,773	$248,615	$225,120	$50,153	$59,385	$-	$-	$363,245	$351,278
Ceded premiums written	(5,870)	(5,934)	(75,260)	(45,232)	(41,466)	(3,782)	-	-	(122,596)	(54,948)
Net premiums written	58,607	60,839	173,355	179,888	8,687	55,603	-	-	240,649	296,330
Change in unearned premiums	56	(2,763)	(4,066)	(20,302)	1,131	3,519	-	-	(2,879)	(19,546)
Net premiums earned	58,663	58,076	169,289	159,586	9,818	59,122	-	-	237,770	276,784

Total revenues	60,667	62,160	179,167	168,127	14,699	64,621	(5,171)	6,145	249,362	301,053

Losses and loss adjustment expenses	41,497	42,567	109,027	113,303	5,257	49,085	-	-	155,781	204,955

Pre-tax income (loss)	318	641	27,042	11,828	1,916	(3,331)	(16,094)	(2,820)	13,182	6,318

Net loss ratio (1)	70.7%	73.3%	64.4%	71.0%	53.5%	83.0%			65.5%	74.0%
Net expense ratio (1)	32.6%	32.6%	25.8%	27.0%	44.9%	25.7%			30.4%	29.2%
Net combined ratio (1)	103.3%	105.9%	90.2%	98.0%	98.4%	108.7%			95.9%	103.2%

Favorable (Unfavorable) Prior Year Development	4,847	3,630	(2,600)	(10,062)	3,112	(1,531)	-	-	5,359	(7,963)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.